Filed Pursuant to Rule 433
Registration Statement No. 333-227404

Best Buy Co., Inc.
Pricing Term Sheet

Priced on September 25, 2018

4.450% Notes due 2028

Issuer:	Best Buy Co., Inc.

Title of Securities:	4.450% Notes due 2028

Trade Date:	September 25, 2018

Settlement Date:	T + 2: September 27, 2018

Principal Amount:	$500,000,000

Coupon (Interest Rate):	4.450% per annum

Maturity Date:	October 1, 2028

Price to Public (Issue Price):	99.608% of principal amount

Yield to Maturity:	4.499%

Benchmark Treasury:	UST 2.875% due August 15, 2028

Benchmark Treasury Price and Yield:	98-031/4 / 3.099%

Spread to Benchmark Treasury:	T + 140 basis points

Interest Payment Dates:	Semi-annually on April 1 and October 1 of each year, beginning on April 1, 2019

Optional Redemption:	Prior to July 1, 2028, T + 25 basis points

Par Call:	On or after July 1, 2028

CUSIP / ISIN:	08652BAA7 / US08652BAA70

Expected Ratings:	Baa1 (Positive) (Moody’s) / BBB (Stable) (S&P) / BBB (Stable) (Fitch)*

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC.
U.S. Bancorp Investments, Inc.
BBVA Securities Inc.

Senior Co-Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc.
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
ICBC Standard Bank plc
Loop Capital Markets LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Standard Chartered Bank
Wells Fargo Securities, LLC

*Note: A credit rating of a security is not a recommendation to buy, sell or hold such security and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. Each of the ratings included herein should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; Credit Suisse Securities (USA) LLC by calling toll-free 1-800-221-1037; or U.S. Bancorp Investments, Inc. by phone at 1-877-558-2607.

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